INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of Maxim Series Fund, Inc.:

In planning and performing our audit of the financial statements of the Maxim Series Fund, Inc. (the "Fund") which consists of the Maxim Money Market Portfolio, Maxim Bond Portfolio, Maxim Stock Index Portfolio, Maxim U.S. Government Securities Portfolio, Maxim Short Duration Bond Portfolio, Maxim U.S. Government Mortgage Securities Portfolio, Maxim Bond Index Portfolio, Maxim Loomis Sayles Small-Cap Value Portfolio, Maxim Growth Index Portfolio, Maxim T. Rowe Price Equity/Income Portfolio, Maxim INVESCO Small-Cap Growth Portfolio, Maxim INVESCO Balanced Portfolio, Maxim Loomis Sayles Bond Portfolio, Maxim INVESCO ADR Portfolio, Maxim Ariel MidCap Value Portfolio, Maxim Index 600 Portfolio, Maxim Index 400 Portfolio, Maxim Templeton(R) International Equity Portfolio, Maxim Value Index Portfolio, Maxim Ariel Small-Cap Value Portfolio, Maxim T. Rowe Price MidCap Growth Portfolio, Maxim Founders Growth & Income Portfolio, Maxim Index European Portfolio, Maxim Index Pacific Portfolio, Maxim Global Bond Portfolio, Maxim JP Morgan Growth & Income Portfolio, Aggressive Profile I Portfolio, Moderately Aggressive Profile I Portfolio, Moderate Profile I Portfolio, Moderately Conservative Profile I Portfolio, Conservative Profile I Portfolio, Aggressive Profile II Portfolio, Moderately Aggressive Profile II Portfolio, Moderate Profile II Portfolio, Moderately Conservative Profile II Portfolio, and Conservative Profile II Portfolio for the year ended December 31, 2002, (on which we have issued our reports dated February 7, 2003), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management, the Directors and Shareholders of Maxim Series Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

February 7, 2003